                                                                   EXHIBIT 10-12

                                                    [GTE CORPORATION LETTERHEAD]

September 13, 1995

Ms. Patricia D. Yoder
13 Brown House Road
Old Greenwich, Connecticut  06870

Dear Pat:

This is to confirm our offer to you to join GTE Corporation in Stamford, CT as Vice President - Public Affairs and Communications and a member of the Executive Leadership Committee, effective October 16, 1995. Details regarding the specific compensation, pension and benefit provisions in connection with this position are provided in this letter.

BASE COMPENSATION: Your initial annual salary will be $265,000. The GTE salary level for the position is 20, with a 1995 salary range of $200,000 minimum, $259,000 midpoint and $318,000 maximum.

EXECUTIVE INCENTIVE PLAN (EIP): In your role as Vice President - Public
Affairs and Communications, you will be a participant in the Corporation's Executive Incentive Plan (EIP). For 1995, the EIP payout range for a full year participation consists of a minimum of $48,000, a norm of $96,000 and a maximum payout opportunity of $192,000. Your 1995 EIP award will be prorated to reflect your actual commencement date with GTE with a guaranteed minimum 1995 EIP payment of $25,000. Additionally, should you forfeit a portion of your bonus with your present employer due to accepting this position, GTE will ensure that your 1995 total bonus compensation is no less than the amount you would have been entitled to had you remained with your current employer, which you estimate to be approximately $100,000. This is contingent upon receiving proper documentation regarding the forfeited bonus. You will be a full participant in the 1996 EIP.

LONG-TERM INCENTIVE PLAN (LTIP): Subject to approval by the GTE
Corporation Executive Compensation and Organizational Structure Committee (ECC), you will be a participant in GTE's Long-Term Incentive Plan, which includes stock option grants and performance bonus units. Effective upon your commencing employment, you will be granted for 1995 an option to purchase 33,000 shares of GTE Common Stock at a price per share based on the average of the high and low prices of GTE Common Stock on the NYSE Composite listing on that date. This grant also includes associated tandem Stock Appreciation Rights (SAR's) and will vest on a one-third per year basis over a period of three years.

Ms. Patricia D. Yoder
September 13, 1995
Page 2

With respect to the performance bonus units, effective January 1, 1996 you will be eligible for full participation in the 1996-1998 performance cycle. In addition, you will be eligible for pro-rated participation in the 1995-1997 performance cycle and will receive 1,800 performance bonus units. You will also be eligible for pro-rated participation in the 1994-1996 performance cycle, receiving 1,000 units. The payment of these long-term awards is based on the Corporation's achievement of pre-established performance targets, assuming you remain employed by GTE until the end of each cycle. Further details regarding the Long-Term Incentive Plan will be provided to you under separate cover.

PENSION BENEFITS: As an employee of GTE, you will be eligible to participate in both the basic GTE Pension Plan and the Supplemental Executive Retirement Plan (SERP).

         GTE BASIC PENSION PLAN: GTE's Pension Plan provides for a basic service pension based on your highest five consecutive years' base salary, your years of accredited service and the social security integration level in the year you retire. Full details of the Basic Pension Plan have been provided in the attached booklets.

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN (SERP) : At the time of your retirement from GTE, your basic pension will be supplemented by an additional pension payment based on the provisions of SERP with respect to the inclusion of bonuses in pension calculations, as well as pension benefit payments in excess of IRS limitations. Details of the plan are provided in the booklet referenced above.

         PENSION SUPPLEMENT: In recognition of pension credit you are foregoing in accepting this position, GTE will provide you with a deferred vested pension equivalent (Pension Supplement) if you remain in the continuous employ of GTE for two years and separate from GTE any time prior to earning a deferred vested pension benefit. In the event you separate from service prior to this two year provision, GTE will provide you with the net present value of your service from your present employer. The Pension Supplement will be paid out of the Company's general assets upon your attaining age 65 and will be calculated in accordance with the deferred vested pension provisions of GTE's Pension Plan in effect at the time of your separation. The Pension Supplement will be based on your actual years of GTE service and your GTE compensation. Upon your attaining eligibility for a deferred vested pension from GTE's Pension Plan, this provision will expire.

EXECUTIVE RETIREMENT LIFE INSURANCE PLAN (ERLIP): You will participate in the GTE Executive Retirement Life Insurance Plan which currently provides you with, upon retirement from GTE, post-separation life insurance equivalent to three times your final base salary. The Plan also provides options to convert the death benefit to others forms of payment using actuarial equivalents. Details of the plan are provided in the attached booklet.

Ms. Patricia D. Yoder
September 13, 1995
Page 3

VACATION:  You will be eligible for three weeks paid vacation per calendar year.

OTHER BENEFIT PLANS: As an employee of GTE Service Corporation, you will be entitled to a full range of benefits such as the GTE Choices Benefits Program and other programs outlined in the booklets enclosed with this letter. In addition, you will be eligible to travel on a first class basis, receive financial planning in accordance with our established practices, and reimbursement for a country club membership. Your office will be located on the ninth floor (executive offices). Upon completion of additional construction, you will occupy a fully appointed executive office. As an interim measure, you will utilize an existing office. GTE reserves the right to modify or terminate any plan, including any of the executive benefits plans described above.

MISCELLANEOUS: This offer of employment is contingent upon successful completion of a medical evaluation which includes a screen for illegal substances. Your continued employment is contingent upon satisfactory completion of a background investigation. In addition, Federal law requires that eligibility to work in the United States be verified for all new employees. So that we can comply with this regulation, please review the enclosed Employment Eligibility form, complete part one and bring the form, along with the appropriate document(s), with you on your first day of employment. Nothing in this letter shall give you the right to be retained in the service of GTE or deny GTE the right to discharge you at any time. Similarly, this letter does not limit your right to terminate employment with GTE at any time.

Chuck and Kent join me in hoping you will join GTE and in the conviction that you can make a very important contribution to GTE. As you are well aware, this is a period of accelerated change in the telecommunications industry. Needless to say, GTE faces many opportunities and challenges. We believe GTE has the management and assets to make the most of the opportunities ahead and we look forward to your contribution.

If any aspect of this letter raises questions, please contact me or Randy MacDonald. To indicate your acceptance of this position, please return the signed acceptance to me and retain one copy for your records.

Sincerely,

/s/ Michael T. Masin
--------------------

MTM/lal
Attachments

I agree to the terms and conditions as set forth in this letter and accept the position of Vice President - Public Affairs and Communications.

/s/ Patricia D. Yoder                                               9-25-95
----------------------                                            --------------
Signature                                                            Date

cc:      J. R. MacDonald

                      EXECUTIVE SEVERANCE AGREEMENT

                 This AGREEMENT ("Agreement") dated as of January 8, 1996, by and between GTE Service Corporation, a New York corporation (the "Company"), and Patricia D. Yoder (the "Executive").

                                   WITNESSETH:

                 WHEREAS, the Company recognizes the valuable services that the Executive has rendered thereto and desires to be assured that the Executive will continue to attend to the business and affairs of the Company without regard to any potential or actual change in control of GTE Corporation, a New York corporation and the Company's sole shareholder ("GTE"); and

                 WHEREAS, the Executive is willing to continue to serve the Company, but desires assurance that he will not be materially disadvantaged by a change in control of GTE;

                 NOW, THEREFORE, in consideration of the Executive's continued service to the Company and the mutual agreements herein contained, the Company and the Executive hereby agree as follows:

                                    ARTICLE I

                            ELIGIBILITY FOR BENEFITS

                 Section 1.1. Qualifying Termination. The Company shall not be required to provide any benefits to the Executive pursuant to this Agreement unless a Qualifying Termination occurs before the Agreement expires in accordance with Section 6.1 hereof. For purposes of this Agreement, a Qualifying Termination shall occur only if

                 (a)      a Change in Control occurs, and

                 (b) (i) within two years after the Change in Control, the Company terminates the Executive's employment other than for Cause; or (ii)(A) within two years after the Change in Control, a Good Reason arises, and (B) the Executive terminates employment with the Company within (I) six months after the Good Reason arises or (II) two years after the Change in Control, whichever occurs later;

provided, that a Qualifying Termination shall not occur if the Executive's employment with the Company terminates by reason of the Executive's Retirement, Disability, or death. A Qualifying Termination may occur even though the Executive retires from employment with the Company other than by reason of Retirement or Disability.

                 Section 1.2. Change in Control. Except as provided below, a Change in Control shall be deemed to occur when and only when the first of the following events occurs:

                 (a) an acquisition (other than directly from GTE) of securities of GTE by any Person, immediately after which such Person, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of securities of GTE representing 20 percent or more of the Voting Power or such lower percentage of the Voting Power that, from time to time, would cause the Person to constitute an "Acquiring Person" (as such term is defined in the Rights Plan); provided that, in determining whether a Change in Control has occurred, the acquisition of securities of GTE in a Non-Control Acquisition shall not constitute an acquisition that would cause a Change in Control; or

                 (b) three or more directors, whose election or nomination for election is not approved by a majority of the members of the "Incumbent Board" (as defined below) then serving as members of the Board, are elected within any single 12-month period to serve on the Board; provided that an individual whose election or nomination for election is approved as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Securities Exchange Act of 1934, as amended from time to time) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest"), including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest, shall be deemed not to have been approved by a majority of the Incumbent Board for purposes hereof; or

                 (c) members of the Incumbent Board cease for any reason to constitute at least a majority of the Board; "Incumbent Board" shall mean individuals who, as of the close of business on April 19, 1995, are members of the Board; provided that, if the election, or nomination for election by GTE's shareholders, of any new director was approved by a vote of at least three-quarters of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened Election Contest or other actual or threatened Proxy Contest, including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

                 (d)      approval by shareholders of GTE of:

                          (i) a merger, consolidation, or reorganization involving GTE, unless

                                  (A) the shareholders of GTE, immediately
                          before the merger, consolidation, or reorganization, own, directly or indirectly immediately following such merger, consolidation, or reorganization, at least 50 percent of the combined voting power of the outstanding voting securities of the corporation resulting from such merger, consolidation, or reorganization (the "Surviving Corporation") in substantially the same proportion as their ownership of the voting securities immediately before such merger, consolidation, or reorganization;

                                  (B) individuals who were members of the
                          Incumbent Board immediately prior to the execution of the agreement providing for such merger, consolidation, or reorganization constitute at least a majority of the board of directors of the Surviving Corporation; and

                                  (C) no Person (other than GTE or any
                          subsidiary of GTE, any employee benefit plan (or any trust forming a part thereof) maintained by GTE, the Surviving Corporation, or any subsidiary of GTE, or any Person who, immediately prior to such merger, consolidation, or reorganization, had Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to paragraph (a) of this definition of "Change in Control") or more of the Voting Power) has Beneficial Ownership of securities representing 20 percent (or such lower percentage the acquisition of which would cause a Change in Control pursuant to paragraph (a) of this definition of "Change in Control") or more of the combined Voting Power of the Surviving Corporation's then outstanding voting securities;

                          (ii) a complete liquidation or
                          dissolution of GTE; or

                          (iii) an agreement for the sale
                          or other disposition of all or substantially all of the assets of GTE to any Person (other than a transfer to a subsidiary of GTE).

                 For purposes of this Section, the following terms shall have the definitions set forth below:

                 "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended from time to time.

                 "Board" means the Board of Directors of GTE.

                 "Non-Control Acquisition" means an acquisition by (1) an employee benefit plan (or a trust forming a part thereof) maintained by GTE or any of its subsidiaries, (2) GTE or any of its subsidiaries, or (3) any Person in connection with a "Non-Control Transaction."

                 "Non-Control Transaction" means a transaction described in clauses (A) through (C) of paragraph (d)(i) of the definition of "Change in Control" herein.

                 "Person" shall mean any individual, firm, corporation, partnership, joint venture, association, trust, or other entity.

                 A Person shall be deemed the "Beneficial Owner" of, and shall be deemed to "beneficially own," any securities:

                 (x) which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly;

                 (y) which such Person or any of such Person's Affiliates or Associates has (i) the right or obligation to acquire (whether such right or obligation is exercisable or effective immediately or only after the passage of time) pursuant to any agreement, arrangement, or understanding (whether or not in writing) or upon the exercise of conversion rights, exchange rights, rights (other than the rights granted pursuant to the Rights Plan), warrants or options, or otherwise; provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," securities tendered pursuant to a tender or exchange offer made by such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; or (ii) the right to vote pursuant to any agreement, arrangement, or understanding (whether or not in writing); provided that a Person shall not be deemed the "Beneficial Owner" of, or to "beneficially own," any security under this clause (ii) if the agreement, arrangement, or understanding to vote such security (A) arises solely from a revocable proxy given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations of the Securities Exchange Act of 1934, as amended from time to time, and (B) is not also then reported by such person on
                          Schedule 13D under the Securities Exchange Act of 1934, as amended from time to time (or any comparable or successor report); or

                 (z) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate thereof) with which such Person or any of such Person's Affiliates or Associates has any agreement, arrangement, or understanding (whether or not in writing), or with which such Person or any of such Person's Affiliates or Associates have otherwise formed a group for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in clause (ii)(A) of subparagraph (y), above), or disposing of any securities of GTE.

                 "Rights Plan" means the Rights Agreement, dated as of December 7, 1989, between GTE and State Street Bank and Trust Company (now administered by the First National Bank of Boston), as it may be amended from time to time, or any successor thereto.

                 "Voting Power" means the voting power of all securities of GTE then outstanding generally entitled to vote for the election of directors of GTE.

                 Section 1.3. Termination for Cause. The Company shall have Cause to terminate the Executive for purposes of Section 1.1 hereof only if the Executive (a) engages in unlawful acts intended to result in the substantial personal enrichment of the Executive at the Company's expense, or (b) engages (except by reason of incapacity due to illness or injury) in a material violation of his responsibilities to the Company that results in a material injury to the Company. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a notice, consisting of a copy of a resolution duly adopted by the affirmative vote of not less than three quarters of the entire membership of GTE's Board of Directors at a duly held meeting of the Board of Directors (with reasonable notice to the Executive and an opportunity for the Executive, together with counsel, to be heard before the Board of Directors) ("Notice of Termination"), finding that the Executive has engaged in the conduct set forth above in this Section 1.3 and specifying the particulars thereof in detail. GTE's Board of Directors may not delegate or assign its duties under this
Section 1.3.

                 Section 1.4. Termination for Good Reason. The Executive shall have a Good Reason for terminating employment with the Company only if one or more of the following occurs after a Change in Control:

                 (a) a change in the Executive's status or position(s) with the Company that, in the Executive's reasonable judgment, represents a demotion from the Executive's status or position(s) in effect immediately before the Change in Control;

                 (b) the assignment to the Executive of any duties or responsibilities that, in the Executive's reasonable judgment, are inconsistent with the Executive's status or position(s) in effect immediately before the Change in Control;

                 (c) layoff or involuntary termination of the Executive's employment, except in connection with the termination of the Executive's employment for Cause or as a result of the Executive's Retirement, Disability, or death;

                 (d) a reduction by the Company in the Executive's total compensation (which shall be deemed, for this purpose, to be equal to his base salary plus the greater of (i) the most recent award that he has earned under the GTE Corporation

                          Executive Incentive Plan, as amended from time to time, or any successor thereto (the "EIP"), or
                          (ii) an EIP award equal to the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Change in Control occurs for the Executive's salary level immediately before the date on which the Change in Control occurs)). For purposes of this paragraph
                          (d), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph
                          (d), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination Year). For purposes of this paragraph (d), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Change in Control occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP);

                 (e)      a material increase in the Executive's
                          responsibilities or duties without a commensurate increase in total compensation;

                 (f) the failure by the Company to continue in effect any Plan in which the Executive is participating at the time of the Change in Control (or plans or arrangements providing the Executive with substantially equivalent benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control;

                 (g) any action or inaction by the Company that would adversely affect the Executive's continued participation in any Plan on at least as favorable a basis as was the case on the date of the Change in Control, or that would materially reduce the Executive's benefits in the future under the Plan or deprive him of any material benefits that he enjoyed at the time of the Change in Control, except to the extent that such action or inaction by the Company is required by the terms of the Plan as in effect immediately before the Change in Control, or is necessary to comply with applicable law or to preserve the qualification of the Plan under section 401(a) of the Internal Revenue Code, and except to the extent that the Company provides the Executive with substantially equivalent benefits;

                 (h) the Company's failure to provide and credit the Executive with the number of days of paid vacation, holiday, or leave to which he is then entitled in accordance with the Company's normal vacation, holiday, or leave policy in effect immediately before the Change in Control;

                 (i) the imposition of any requirement that the Executive be based anywhere other than within 25 miles of where his principal office was located immediately before the Change in Control;

                 (j) a material increase in the frequency or duration of the Executive's business travel;

                 (k) the Company's failure to obtain the express assumption of this Agreement by any successor to the Company as provided by Section 6.3 hereof;

                 (l) any attempt by the Company to terminate the Executive's employment that is not effected pursuant to a Notice of Termination satisfying the requirements of Section 1.3 hereof or that does not afford the Executive the procedural protections prescribed by that Section; or

                 (m) any violation by the Company of any agreement (including this Agreement) between it and the Executive.

Notwithstanding the foregoing, no action by the Company shall give rise to a Good Reason if it results from the Executive's termination for Cause, Retirement, or death, and no action by the Company specified in paragraphs (a) through (d) of the preceding sentence shall give rise to a Good Reason if it results from the Executive's Disability. A Good Reason shall not be deemed to be waived by reason of the Executive's continued employment as long as the termination of the Executive's employment occurs within the time prescribed by
Section 1.1(b)(ii)(B) hereof. For purposes of this Section 1.4, "Plan" means any compensation plan, such as an incentive, stock option, or restricted stock plan, or any employee benefit plan, such as a thrift, pension, profit-sharing, stock bonus, long-term performance award, medical, disability, accident, or life insurance plan, or a relocation plan or policy, or any other plan, program or policy of the Company that is intended to benefit employees.

                 Section 1.5. Retirement. For purposes of this Agreement, "Retirement" shall mean the Executive's termination of employment upon or after attaining age 65.

                 Section 1.6. Disability. For purposes of this Agreement, "Disability" shall mean an illness or injury that prevents the Executive from performing his duties (as they existed immediately before the illness or injury) on a full-time basis for six consecutive months.

                 Section 1.7. Notice. If a Change in Control occurs, the Company shall notify the Executive of the occurrence of the Change in Control within two weeks after the Change in Control.

                                   ARTICLE II

                     BENEFITS AFTER A QUALIFYING TERMINATION

                 Section 2.1.     Basic Severance Payment.

                 (a) If the Executive incurs a Qualifying Termination, the Company shall pay to the Executive a cash amount equal to 200% of the Base Amount. The Base Amount shall be an amount equal to the greater of:

                                  (A) the sum of (I) the Executive's base annual
                          salary immediately before the Change in Control plus
                          (II) the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Change in Control occurs for the Executive's salary level immediately before the date on which the Change in Control occurs). For purposes of this paragraph (A), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph (A), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination
                          Year). For purposes of this paragraph (A), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Change in Control occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP); or

                 (B) the sum of (I) the Executive's base annual salary immediately before the Qualifying Termination plus
                          (II) the Executive's Average Percentage of the annual value (i.e., the dollar amount) of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that are in effect under the EIP immediately before the date on which the Qualifying Termination occurs for the Executive's salary level immediately before the date on which the Qualifying Termination occurs). For purposes of this paragraph (B), the Executive's "Average Percentage" means the average of the Executive's Annual Percentages for the Determination Years. For purposes of this paragraph (B), the Executive's "Annual Percentage" for each Determination Year means a fraction (expressed as a percentage), the numerator of which is the EIP award earned by the Executive for such Determination Year, and the denominator of which is the annual value of the normal payment under the EIP for the Executive's salary level (such annual value and normal payment being those that were in effect under the EIP for such Determination Year for the Executive's salary level for such Determination Year). For purposes of this paragraph
                          (B), a "Determination Year" means each of the last three EIP plan years ending before the date on which the Qualifying Termination occurs (or, if less, the number of those three plan years during which the Executive was a participant in the EIP).

                 (b) The Company shall make the payment to the Executive pursuant to subsection (a) of this Section 2.1 in a lump sum within 30 days of the Qualifying Termination.

                 Section 2.2. Insurance. If the Executive incurs a
Qualifying Termination, the Company shall provide the Executive, at the Company's expense, for a period beginning on the date of the Qualifying Termination, the same medical insurance and life insurance coverage as was in effect immediately before the Change in Control (or, if greater, as in effect immediately before the Qualifying Termination occurs); such coverage shall end upon the earlier of (a) the expiration of 24 months after the Qualifying Termination or (b)(i) with respect to medical insurance coverage, the date on which the Executive first becomes eligible for medical insurance coverage provided by a firm that employs him following the Qualifying Termination, or
(ii) with respect to life insurance coverage, the date on which the Executive first becomes eligible for life insurance coverage provided by such firm.

                 Section 2.3. Outplacement Counseling. If the Executive incurs a Qualifying Termination, the Company shall make available to the Executive, at the Company's expense, outplacement counseling that is at least equivalent to the outplacement counseling that the Company provided to its terminated senior executives during 1995. Subject to the foregoing, the Executive may select the organization that will provide the outplacement counseling; provided, that this sentence shall not require the Company to provide the Executive with outplacement counseling that is more costly to the Company than the outplacement counseling that this Section 2.3 otherwise requires the Company to provide to the Executive.

                 Section 2.4. Financial Counseling. If the Executive incurs a Qualifying Termination, the Company shall, within 30 days of the Qualifying Termination, make available to the Executive three individual financial counseling sessions, of at least two hours each and at times and locations that are convenient to the Executive, with a nationally recognized financial counseling firm. At the financial counseling sessions, the financial counseling firm shall provide the Executive with detailed financial advice that is tailored to the Executive's particular personal and financial situation. The Company shall specify to the Executive the information regarding his personal and financial situation that he must provide to the financial counseling firm in order for the firm to provide the counseling services required by this Section 2.4. The Company shall take all reasonable and appropriate measures to assure that the financial counseling firm preserves the confidentiality of all information conveyed by the Executive to the counseling firm.

                 Section 2.5. Benefit Credit. If the Executive incurs a Qualifying Termination,

                 (a) the Executive shall receive service credit, for the purpose of receiving benefits and for vesting, retirement eligibility, benefit accrual, and all other purposes, under all employee benefit plans sponsored by the Company (including, but not limited to, health, life insurance, pension, savings, stock, and stock ownership plans, but excluding the Company's short-term and long-term disability plans) in which he participated immediately before the Change in Control, for 24 months;

                 (b) for purposes of determining the Executive's benefits under all defined benefit pension plans maintained by the Company, including the GTE Service Corporation Supplemental Executive Retirement Plan ("SERP"), the Executive's compensation shall include the amount payable to the Executive pursuant to Section 2.1 hereof, and for purposes of this subsection (b), the Executive shall be deemed to have received such amount in monthly installments, each equal to 1/24th of the amount payable to the Executive pursuant to Section
                          2.1 hereof; and

                 (c) the Executive shall be considered to have not less than 76 points and 15 years of Accredited Service for purposes of determining his eligibility for early retirement benefits under the Company's defined benefit pension plans (including, but not limited to, the SERP) and for purposes of determining his eligibility for benefits under the GTE Executive Retired Life Insurance Plan (or any predecessor or successor thereto).

Notwithstanding the service credit granted under subsection (a) of this Section
2.5 and the compensation recognized under subsection (b) of this Section 2.5, nothing in this Section 2.5 shall prevent the Executive from receiving any benefits to which the Executive is entitled under any defined benefit or defined contribution pension plan maintained by the Company, including the SERP (as such benefits are modified by this Agreement) in any form permitted by such plans (including but not limited to a lump-sum distribution) immediately following the Executive's Qualifying Termination. To the extent that the Company's tax-qualified retirement plans cannot provide the benefits specified by this
Section 2.5 without jeopardizing the tax qualification of such plans, the Company shall provide such benefits under the SERP.

                 Section 2.6.     Nonduplication.

                 (a) Nothing in this Agreement shall require the Company to make any payment or to provide any benefit or service credit that GTE or the Company is otherwise required to provide under any other contract, agreement, policy, plan, or arrangement.

                 (b) The final sentence of the subparagraph entitled "Pension Supplement" of the letter agreement, dated September 13, 1995, executed by Michael T.

                          Masin and Patricia D. Yoder is amended to read as follows:

                                  Upon your attaining eligibility for a deferred vested pension from GTE's Pension Plan (including any such eligibility that you attain by reason of the Executive Severance Agreement, dated January 8, 1996, between you and GTE), this provision will expire.

                 Section 2.7. Prior Agreement. This Agreement supersedes any prior Executive Severance Agreement entered into between the Company and the Executive ("Prior Agreement"). On and after the date of this Agreement, such Prior Agreement shall have no force or effect.

                                   ARTICLE III

                      EFFECT ON HUMAN RESOURCES POLICY 104

                 Section 3.1. Effect on Policy 104. If the Executive becomes entitled to receive benefits hereunder, the Executive shall not be entitled to any benefits under GTE Human Resources Policy 104, as amended from time to time, or any successor policy, or under any other Company severance or salary continuation policy (including but not limited to any benefits pursuant to an involuntary separation program or similar program maintained under a pension plan sponsored by the Company).

                                   ARTICLE IV

                                   TAX MATTERS

                 Section 4.1. Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation.

                                    ARTICLE V

                               COLLATERAL MATTERS

                 Section 5.1. Nature of Payments. All payments to the Executive under this Agreement shall be considered either payments in consideration of his continued service to the Company or severance payments in consideration of his past services thereto.

                 Section 5.2. Legal Expenses. The Company shall pay all legal fees and expenses that the Executive may incur as a result of the Company's contesting the validity, the enforceability or the Executive's interpretation of, or determinations under, this Agreement; provided, that this
Section 5.2 shall be operative only if and to the extent that (a) the Company fails to establish a trust that defrays all such legal fees and expenses or (b) the Company establishes such a trust, but the trust fails to pay all such legal fees and expenses.

                 Section 5.3. Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement either by seeking other employment or otherwise. The amount of any payment provided for herein shall not be reduced by any remuneration that the Executive may earn from employment with another employer or otherwise following his Qualifying Termination.

                 Section 5.4. Interest. If the Company fails to make, or cause to be made, any payment provided for herein within 30 days of the date on which the payment is due, the Company shall make such payment together with interest thereon. The interest shall accrue and be compounded monthly. The interest rate shall be equal to 120 percent of the prime rate as reported by The Wall Street Journal for the first business day of each month, effective for the ensuing month. The interest rate shall be adjusted at the beginning of each month.

                 Section 5.5. Authority. The execution of this Agreement has been authorized by the Board of Directors of the Company and by the Board of Directors of GTE.

                                   ARTICLE VI

                               GENERAL PROVISIONS

                 Section 6.1. Term of Agreement. This Agreement shall become effective on the date hereof and shall continue in effect until the earliest of (a) July 1, 1999, if no Change in

Control has occurred before that date; (b) the termination of the Executive's employment with the Company for any reason prior to a Change in Control; (c) the Company's termination of the Executive's employment for Cause, or the Executive's resignation for other than Good Reason, following a Change in Control and the Company's and the Executive's fulfillment of all of their obligations hereunder; and (d) the expiration following a Change in Control of two years and six months and the fulfillment by the Company and the Executive of all of their obligations hereunder. Notwithstanding the foregoing, commencing on July 1, 1999, and on July 1 of each year thereafter, the expiration date prescribed by clause (a) of the preceding sentence shall automatically be extended for an additional year unless, not later than December 31 of the immediately preceding year, one of the parties hereto shall have given notice to the other party hereto that it (or he) does not wish to extend the term of this Agreement. Furthermore, nothing in this Article VI shall cause this Agreement to terminate before both the Company and the Executive have fulfilled all of their obligations hereunder.

                 Section 6.2. Governing Law. Except as otherwise expressly provided herein, this Agreement and the rights and obligations hereunder shall be construed and enforced in accordance with the laws of the State of New York.

                 Section 6.3. Successors to the Company. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Company and any successor thereto, including, without limitation, any corporation or corporations acquiring directly or indirectly all or substantially all of the business or assets of the Company, whether by merger, consolidation, sale or otherwise, but shall not otherwise be assignable by the Company. Without limitation of the foregoing sentence, the Company shall require any successor (whether direct or indirect, by merger, consolidation, sale or otherwise) to all or substantially all of the business or assets of the Company, by agreement in form satisfactory to the Executive, expressly, absolutely and unconditionally to assume and to agree to perform this Agreement in the same manner and to the same extent as the Company would have been required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as heretofore defined and any successor to all or substantially all of its business or assets that executes and delivers the agreement provided for in this Section 6.3 or that becomes bound by this Agreement either pursuant to this Agreement or by operation of law. As used in this Agreement, "GTE" shall mean GTE as heretofore defined and any successor to all or substantially all of its business or assets.

                 Section 6.4. Noncorporate Entities. If any provision of this Agreement refers to the board of directors of an entity that has no board of directors, the reference to board of directors shall be deemed to refer to the body, committee, or person that has duties and responsibilities with respect to the entity that most closely approximate those of a board of directors of a corporation.

                 Section 6.5. Successor to the Executive. This Agreement shall inure to the benefit of and shall be binding upon and enforceable by the Executive and his personal and legal representatives, executors, administrators, heirs, distributees, legatees and, subject to Section 6.6 hereof, his designees ("Successors"). If the Executive should die while amounts are or may be payable to him under this Agreement, references hereunder to the "Executive" shall, where appropriate, be deemed to refer to his Successors; provided, that nothing in this Section 6.5 shall supersede the terms of any plan or arrangement (other than this Agreement) that is affected by this Agreement.

                 Section 6.6. Nonalienability. No right of or amount payable to the Executive under this Agreement shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, hypothecation, encumbrance, charge, execution, attachment, levy or similar process or to setoff against any obligations or to assignment by operation of law. Any attempt, voluntary or involuntary, to effect any action specified in the immediately preceding sentence shall be void. However, this Section 6.6 shall not prohibit the Executive from designating one or more persons, on a form satisfactory to the Company, to receive amounts payable to him under this Agreement in the event that he should die before receiving them.

                 Section 6.7. Notices. All notices provided for in this Agreement shall be in writing. Notices to the Company shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to GTE Service Corporation, One Stamford Forum, Stamford, Connecticut 06904, Attention: Corporate Secretary. Notices to the Executive shall be deemed given when personally delivered or sent by certified or registered mail or overnight delivery service to the last address for the Executive shown on the records of the Company. Either the Company or the Executive may, by notice to the other, designate an address other than the foregoing for the receipt of subsequent notices.

                 Section 6.8. Amendment. No amendment to this Agreement shall be effective unless in writing and signed by both the Company and the Executive.

                 Section 6.9. Waivers. No waiver of any provision of this Agreement shall be valid unless approved in writing by the party giving such waiver. No waiver of a breach under any provision of this Agreement shall be deemed to be a waiver of such provision or any other provision of this Agreement or any subsequent breach. No failure on the part of either the Company or the Executive to exercise, and no delay in exercising, any right or remedy conferred by law or this Agreement shall operate as a waiver of such right or remedy, and no exercise or waiver, in whole or in part, of any right or remedy conferred by law or herein shall operate as a waiver of any other right or remedy.

                 Section 6.10. Severability. If any provision of this Agreement shall be held unlawful or otherwise invalid or unenforceable in whole or in part, such unlawfulness, invalidity or unenforceability shall not affect any other provision of this Agreement or part thereof, each of which shall remain in full force and effect. If the making of any payment or the provision of any other benefit required under this Agreement shall be held unlawful or otherwise invalid or unenforceable, such unlawfulness, invalidity or unenforceability shall not prevent any other payment or benefit from being made or provided under this Agreement, and if the making of any payment in full or the provision of any other benefit required under this Agreement in full would be unlawful or otherwise invalid or unenforceable, then such unlawfulness, invalidity or unenforceability shall not prevent such payment or benefit from being made or provided in part, to the extent that it would not be unlawful, invalid or unenforceable, and the maximum payment or benefit that would not be unlawful, invalid or unenforceable shall be made or provided under this Agreement.

                 Section 6.11. Agents. The Company may make arrangements to cause any agent or other party, including an affiliate of the Company, to make any payment or to provide any benefit that the Company is required to make or to provide hereunder; provided, that no such arrangement shall relieve or discharge the Company of its obligations hereunder except to the extent that such payments or benefits are actually made or provided.

                 Section 6.12. Definitions. All upper case terms used herein shall have the meaning set forth in this Agreement.

                 Section 6.13. Captions. The captions to the respective articles and sections of this Agreement are intended for convenience of reference only and have no substantive significance.

                 Section 6.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute a single instrument.

                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                   GTE SERVICE CORPORATION

                                                   By: /s/ J. Randall MacDonald
                                                       -------------------------
                                                       J. Randall MacDonald
                                                       Senior VP-Human Resources
                                                       and Administration

                                                   By: /s/ Marianne Drost
                                                       -------------------------
                                                       Marianne Drost
                                                       VP and Associate General
                                                       Counsel-Finance &
                                                       Corporate
                                                       Secretary

                                                   By: /s/ Patricia D. Yoder
                                                       -------------------------
                                                       PATRICIA D. YODER